INCENTIVE COMPENSTION PLAN


1. Purpose.

          The purpose of this Plan is to attract and keep in the employ of the company employees of experience and ability by providing additional incentive to those who contribute significantly to the successful and profitable operation of the business and affairs of the Company and its subsidiaries. To that end, the Plan provides an opportunity for these employees to participate in the successful results of such operations through special awards, granted on a merit basis.

2. Definitions.

         Unless the context otherwise requires, the following words as used herein shall have the following meanings:

(a) "Board" - The board of directors of the Company.

(b) "Bonus Pool" -- The incentive compensation reserve.

(c) "Company" - Riviera, Inc., a Nevada corporation.

(d) "Fiscal Period" - Each calendar year or portion thereof during the term of the Plan.

(e) "Force Majeure" shall mean earthquakes, fire, floods and other acts of God, strikes, lockouts, act of war, civil disorder not within the control of the party concerned, and for these purposes an event shall not be deemed to be within the control o the party concerned on the grounds that that party could have prevented that event by acceding to an unreasonable demands of a Governmental Authority or other authority, corpora-tion trade union, association or other person; provided that for purposes of this Agreement, the obligations of either party to this Agreement shall not be excused because of financial in-ability.

(f) "Generally Accepted Accounting Principles" shall mean those generally accepted accounting principles and practices which are recognized at such by the American Institute of Certi-fied Public Accountants acting through its Accounting Principles Board ("APB") or by the Financial Accounting Standards Board ("FASB") or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof to properly reflect the financial condition and the results of operations and changes in financial position of Company, except that any accounting principle or practice required to be changed by the APB or FASB (or other appropriate board or committee of the said Boards) in order to continue as a Generally Accepted Accounting Principle or practice may so be changed. In the event of a change in Generally Accepted Ac-counting Principles, Company and Executive will thereafter negotiate in good faith to revise any provisions of this Agree-ment affected thereby in order to make such provisions consistent with Generally Accepted Accounting Principles then in effect.

(g) "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other similar authority, foreign or domestic, having jurisdiction over the Company or Participant, including Nevada Gaming Authorities.

(h) "Nevada Gaming Authorities" shall mean any state or local authority in the State of Nevada having jurisdiction over gaming operations of Company and Participant.

(i) "Operating Earnings" - with respect to any period for the Hotel, the sum of the amounts for such period, determined in accordance with Generally Accepted Accounting Principles, without duplication, of (1) the consolidated net income of Company and its subsidiaries, plus (2) the consolidated depreciation and amortization expense of Company and its subsidiaries, plus (3) the consolidated interest expense of Company and its subsidiaries, plus (4) a provision for taxes based on income, plus (5) to the extent not otherwise include, extraordinary losses, plus (6) any provisions or payments made pursuant to the Plan, plus
(7)any provisions or payments made pursuant to the Incentive Compensation of the Chairman and Chief Executive Officer as that term is defined in the Employment Agreement dated ________, 1992, between Company and William L. Westerman, and minus (7) any revenues that would be character-ized as an extraordinary gain under Generally Accepted Account-ing Principles on a basis that is consistent with past practices.

(j) "Operating Earnings Target" shall have that meaning assigned to such term in
Section 6(a).

(k) "Participant" shall have that meaning assigned to such term in Section 5.

(l) "Plan" - This Incentive Compensation Plan.

(m) "Profit Sharing and 401(k) Plan" shall mean the Howard Johnson & Company Regional Defined Contribution Plan adopted by the Company by Adoption Agreement dated , 1992, as modified thereafter from time to time.

3. Administration.

(a) The Plan shall be administered by the Chairman of the Board ("Chairman").

(b) The Chairman shall have power to interpret the Plan, and, subject to its provisions set forth, to prescribe, amend and rescind rules and regulations and make all other determina-tion necessary or desirable for the Plan's administration.

(c) The decision of the Chairman on any questions concern-ing or involved in the interpretation or administration of the Plan shall be final and conclusive, and nothing in this Plan shall be deemed to give any officer or employee, or his or her legal representatives or assigns, any right to participate in the Plan or the Bonus Pool except to such extent, if any, as the Chairman may have determined or approved pursuant to the provi-sions of this Plan.

4. Eligible Employees.

(a) Employees eligible to participate in this Plan shall be those full-time salaried employees of the Company who, in the opinion of the Chairman, either serve in key executive, administrative, professional or technical capacities with the Company or other employees who also have made a significant contribution to the successful and profitable operation of the Company.

(b) WILLIAM L. WESTERMAN, Chairman of the Board and Chief Executive Officer, hereby waives any rights he may have to participate in the Plan, and hence will not be eligible for such participation.

5. Participants.

         From the employees eligible to participate in this Plan, the Chairman shall annually choose those who shall actually participate for that year (the employees being referred to in this Plan as "Participants") and shall determine the amount of the participation (the amount being referred to in this Plan as the "incentive award" of the Participant) of each Participant in the Bonus Pool. In choosing the Participants and in determining the amount of the incentive award of each, the Chairman shall consider the positions and responsibilities of the eligible employees, their accomplishments during the year, the value of such accomplishments to the Company and such other factors as the Chairman deems pertinent.

6. Computation of Bonus Pool.

(a) In the event that Operating Earnings for any Fiscal Period meet the Operating Earnings Targets for such Fiscal Period (as set forth below), the Chairman shall cause the fol-lowing amounts to be credited to the Bonus Pool:


                                Operating
      Fiscal                    Earnings                  Bonus
      Period                    Target                     Pool
      ------                  --------------------       --------------

       1992                   $ 22,000,000               $ 350,000
       1993                     23,000,000                 375,000
       1994                     23,000,000                 375,000
       1995                     24,000,000                 400,000


(b) In the event that for any Fiscal Period, the Operating Earnings exceed the Operating Target, in addition to the amount set forth in Subsection (a) above, the Chairman shall cause to be credited to the Bonus Pool an amount equal to ten percent (10%) of the sum by which the Operating Earnings exceed the Operating Earnings Target.

(c) In the event that Operating Earnings for any Fiscal Period is at least equal to ninety-five percent (95%) of the Operating Earnings Target but less than the Operating Earnings Target, the Chairman shall cause to be credited to the Bonus Pool an amount equal to 75% of the Bonus Pool had the Operating Earn-ings Target for such Fiscal Period been met.

(d) As soon as practicable after the end of each Fiscal Period, Company's independent public accountants shall determine and report to the Chairman the amount creditable to the Bonus Pool for that Fiscal Period under the provisions of the Plan. In making such determinations and reports, the independent public accountants shall make all adjustments directed by the Chairman pursuant to the provisions of the Plan.

(e) The Chairman shall be under no compulsion to award the total amount creditable to the Bonus Pool for any particular Fis-cal Period. At the discretion of the Chairman and with Board approval, a portion of the Bonus Pool may be allocated to fund contributions to the Profit Sharing and 401(k) Plan in addition to those amounts stated in the Term Sheet for the Profit Sharing and 401(k) Plan. Any amount of the Bonus Pool for any Fiscal Period which the Chairman shall not have awarded within 60 days after receipt of the determination and report of the independent public accountants shall no longer be available for awards under the Plan. THIS PARAGRAPH 6(e) DELETED AS OF AUGUST 3, 1995.

7. Incentive Award.

(a) The Chairman shall make an incentive awards to Participants in the form of cash. The incentive award payable to each Participant shall not exceed twenty-five percent (25%) of such participant's Base Salary. Notwithstanding the foregoing to the contrary, in the event that Operating Earnings for any Fiscal Period exceed the Operating Earnings Target, the incentive award to a Participant may increase by an additional ten percent(10%
(b)
         up to a maximum of sixty percent (60%) of a Participant's Base Salary for each One Million Dollars $1,000,000.00 by which Operating Earnings for such Fiscal Period exceeds the Operating Earnings Target. Furthermore, the maximum incentive payable to a Participant may be further increased at the recommendation of the Chairman, with Board approval.


8. Settlement of Incentive Awards.

          (a) The Chairman shall order the incentive award for any Fiscal Period to be paid promptly after the amount of the bonus Pool is determined.

(b) Incentive awards shall be paid as ordered by the Chair- man pursuant to Subsection 7(a) above, excep6t that in the event any Participant is discharged for just cause, all incentive awards to the Participant shall be forfeited to the extent not actually paid at the time of such discharge.

(c) There shall be deducted from all payments of incentive awards and paid over for the account of the recipient, any taxes required to be withheld by the federal or any state or local government.

9. Death of Participant.

         In case of death of a Participant before or after termination of employment, any unpaid installments of cash shall be paid to the Participant's legal representatives.

10. Powers of Board of Directors.

         The Board, with the approval of the Chairman, may suspend, terminate or amend the Plan, in whole or in part, within the first ten (10) days of each Fiscal Period with prompt written notice to each of the members of the Company's executive commit-tee. THIS PARAGRAPH 10 DELETED AS OF AUGUST 3, 1995.

11. Effective Date and Expiration of Time for Awards.

         Subject to approval of the Plan by the holders of a majority of the shares of the Company entitled to vote, the Plan will become initially effective for the year ending December 31, 1992, and incentive awards under the Plan may be made in respect of each fiscal year of the Company beginning with the Fiscal Period 1992 and ending not later than December 31, 1995.








                          RIVIERA HOLDINGS CORPORATION
                          RIVIERA OPERATING CORPORATION
                             COMPENSATION COMMITTEE


A meeting of the Compensation Committee was held at 4:30PM on August 3, 1995. Present were Committee members Robert Barengo (Chairman) and William Friedman. Also present by invitation were Philip Hannifin, Fred Klink and William Westerman (who acted as Secretary).

Prior to the meeting, Mr. Westerman had distributed his recommendations for changes in the Company's Executive Incentive Plan, Profit Sharing Plan and Termination Fee agreements, attached hereto as Exhibit A.

After extensive discussion, especially with respect to Riviera Gaming management's affect on the Company's profits and incentive calculation, the Committee unanimously approved the following resolutions:

1. The Termination Fee agreements for current participants will be amended to extend the expiration date to December 31, 1996.

2. The Operating Earnings Target for 1996 will be $26 million And the Incentive Bonus Pool will be $450,000.

3. Operating earnings will include net income or net loss derived from Riviera Gaming Management (RGM) activities, provided that if Riviera invests capital (debt or equity) in an RGM "client," the Board of Directors of ROC will make a determination with respect to the expected rate of return on the investment and basis for including earnings from the "client" in the operating earnings calculation.

4. Deletion of Paragraph 6e of the existing incentive agreement.

5. Deletion of Paragraph 10 of the existing incentive agreement and replacement as follows: Beginning in 1995, no later than September 30 of each year, the Board of Directors of the Company will establish the Operating Earnings Target and Bonus Pool amounts for the next fiscal year, and the Chairman of the Board will notify each member of the Executive Committee in writing of the amounts so determined.

6. Amendment of the Company's profit sharing plan effective January 1, 1996 as follows: The Company will contribute an amount equal to (i) 1% of each eligible employee's compensation I the operating earnings target is met and (ii) 1/10th of 1% thereof for each $200,000 by which operating earnings is exceeded up to a maximum of 3% thereof. For example, assuming a target of $26 million and actual operating earnings of $32 million or more, 3% of each eligible employee's compensation would be contributed.

The meeting was adjourned by Mr. Barengo at 7:00PM.


----------------------
Robert Barengo

----------------------
         William Friedman